Exhibit 10.3

LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

THIS AGREEMENT FOR A GAMMA KNIFE UNIT on April 10, 1997 (hereinafter referred to as the “Agreement”) is entered into between GK FINANCING, LLC, a California Limited Liability Company (hereinafter referred to as “GKF”) and YALE-NEW HAVEN AMBULATORY SERVICES CORPORATION, a Connecticut Corporation (hereinafter referred to as “Yale”).

RECITALS

WHEREAS, Yale wants to lease a Leksell Stereotactic Gamma Unit, also known as the Leksell Gamma Knife Model 23004 (B-type) which is technically specified in “Exhibit A” to the LGK Agreement (hereinafter defined) which is “Exhibit A” to this Lease Agreement, all of which technical specifications are incorporated herein and referred to collectively as the “Equipment” from GKF and further desires from GKF certain marketing support related to promotion and utilization of said Equipment; and

WHEREAS, GKF is willing to purchase the Equipment distributed by Elekta, Inc., a Georgia corporation (hereinafter referred to as “Elekta”) and lease the Equipment to Yale pursuant to the terms and conditions of this Agreement and is further willing to provide to Yale marketing support.

NOW THEREFORE, in consideration of the promises contained herein, the parties hereto hereby agree as follows:

1.          Execution of LGK Agreement by and between Yale and Elekta. Yale agrees that simultaneously with the execution of this Agreement it shall enter into that certain LGK Agreement with Elekta and GKF (hereinafter referred to as the “LGK Agreement”), a copy of which is attached hereto as “Exhibit A” and incorporated herein by reference. Yale agrees to fulfill all of its obligations under the LGK Agreement and acknowledges that GKF is a third party beneficiary of the LGK Agreement.

2.          Certificate of Need. The parties hereto acknowledge that the installation and use of the Equipment by Yale is conditional upon the issuance of a Certificate of Need (hereinafter “CON”) by the Connecticut Commission on Hospitals and Health Services. Yale will use all reasonable efforts to obtain a CON, however, in the event a CON is denied or its issuance is conditioned upon circumstances or events beyond Yale1s reasonable control, then in such event this Agreement shall be rendered null and void and all parties shall thereafter be excused from performing any obligation or duty hereunder.

3.          Delivery of the equipment and Site Preparation. GKF shall arrange to have the Equipment delivered to Yale and installed at Temple Medical Center, New Haven, Connecticut (the “Site”) in coordination with Elekta. Elekta shall be responsible for transporting the Equipment from F.O.B. loading dock to the Site and the subsequent positioning of the Equipment, as well as, construction of the temporary hot cell to facilitate charging of the Equipment with its cobalt supply. Elekta has provided Yale with a written estimate for the costs associated with transporting, installing and positioning the Equipment on Site, as well as, construction of the temporary hot cell to facilitate charging of the Equipment with its cobalt supply. Actual costs of transporting, installing and positioning the Equipment shall be reimbursed by Yale. GKF shall use its best faith efforts to expedite the delivery of the Equipment in accordance with the terms and conditions of the Purchase Agreement for the Equipment by and between GKF and Elekta. Notwithstanding the preceding sentence, it is understood and agreed that GKF has made no representations or warranties to Yale concerning actual delivery dates or schedules for the Equipment at the Site. GKF shall coordinate with Yale the estimated delivery date of Equipment.

Yale shall prepare and provide the Site, at its own expense, in accordance with Elekta's Site Planning Criteria (which Site Planning Criteria are attached to the LGK Agreement as “Exhibit B” thereto and incorporated herein by reference) pursuant to site plans and specifications to be prepared by Yale and submitted to Elekta and GKF for prior written approval.

Yale shall obtain, in a timely manner, a User License from the Nuclear Regulatory Commission and/or appropriate state agency authorizing it to take possession of the Cobalt Supply and obtain such other licenses, permits, approvals, consents and authorizations, which may be required by local governmental or other regulatory agencies for the Site, its preparation, the charging of the Equipment with its Cobalt Supply, the conduct of Acceptance tests, and the use of the Equipment all as more fully set forth in Article 2.1 of the LGK Agreement.

4.          Term. The term of this Agreement (the “Term”) shall commence as of the date hereof and unless earlier terminated in accordance with the provisions of this Agreement, shall continue for the period of ten (10) years following the date of performance of the first billed Gamma Knife procedure at the Site (the “First Procedure Date”). Yale shall become liable to GKF for the GKF monthly reimbursement as hereinafter defined in paragraph 7 upon the First Procedure Date.

5.          Costs of Site Preparation: Costs of Installation. Yale shall, at its own expense, prepare, construct and make ready the Site in accordance with the Site plans previously approved by Elekta and GKF pursuant to paragraph 3 hereof, for the installation of the Equipment.

Yale shall, at its own expense, select, purchase, install and maintain all radiation monitoring equipment and devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment, all in accordance with the Site Planning Criteria and the applicable federal, state and local laws and regulations.

Yale warrants that upon completion of the Site, it will comply with the Site Planning Criteria and the site plans and specifications referred to in paragraph 3 above.

Yale shall be liable for any damages to the Equipment caused by:

(a)          Its failure to construct the Site in accordance with the plans and specifications referred to in paragraph 3 above and the Site Planning Criteria; or

(b)          Negligent or intentional acts of omission or commission by Yale or any of its officers, agents, physicians or employees in connection with the construction of the Site.

Yale shall utilize its best efforts to fulfill on an expeditious basis its obligations under this paragraph 5, and keep GKF informed of Yale's progress in fulfilling its obligations pursuant to this paragraph 5. Should Yale not have all Site preparations complete by the mutually agreed upon delivery date specified by a separate agreement between the parties, plus a sixty (60) day grace period such that the Site is acceptable for positioning and installation of the Equipment, Yale shall reimburse GKF at an interest rate of Bank of America's prime rate plus two percent (2%) on GKF's equipment cost from such agreed delivery date until the Site is prepared to allow positioning and installation of the Equipment. Should GKF not deliver the Equipment to Yale on the later of the above scheduled delivery date plus a sixty (60) day grace period or when Site is ready to accept the Equipment, GKF shall reimburse Yale at an annual interest rate of Bank of America's prime rate plus two percent (2%) on its actual cost expended to prepare the Site until the Equipment is installed at the Site.

6.          Marketing Support. GKF will provide marketing support for the Gamma Knife service in coordination with Yale.

7.          Reimbursement to GKF. As its sole consideration for the Lease of the Equipment and GKF's provision of certain marketing and administrative support service, Yale shall pay GKF as follows:

GKF shall receive a pro-rata share of net technical component revenues associated with Gamma Knife treatment less Direct Operating Expenses associated with providing Gamma Knife treatment. All Direct Operating Expenses incurred by GKF and Yale shall be paid from the net technical component revenues prior to any reimbursement distributions to GKF hereunder. Direct Operating Expenses shall include the following expenses incurred by Yale: fees payable to a consulting physicist, professional fees, management fees directly related to the operation of the Equipment, space rent, utilities, Registered Nurse cost allocation, insurance, billing cost allocation, direct support staff cost allocation, marketing costs and direct sundry expenses. Direct Operating Expenses shall also include the following expenses incurred by GKF: maintenance and repairs, personal property taxes, sales and use tax, insurance and direct sundry expenses.

The amount due to GKF hereunder shall be determined and paid on a monthly basis throughout the initial Te1m and any successive Terms, and thereafter to the extent any technical component revenues associated with Gamma Knife treatments during the Term or any successive Term of the Lease are received subsequent to termination of the Lease. Within ten days after the last day of each calendar month of the initial Term and any successive terms (and upon the te1mination or expiration of the initial Term or any subsequent term with respect to a period shorter than a calendar month) each party shall submit to the other a statement setting forth such party's portion of the Direct Operating Expenses, and the parties shall calculate the Direct Operating Expenses with respect to such month (or portion thereof). The parties shall also calculate the net technical component of revenues (determined on a cash basis) with respect to cash receipts for Gamma Knife treatments paid in such month; and within ten days after the conclusion of such month or p01tion thereof Yale shall provide to GKF all revenue data necessary to perform such calculation. The GKF shares of such revenues for such month (or portion thereof) is referred to herein as the 11GKF Monthly Reimbursement”.

The pro-rata share of net technical component revenues less Direct Operating Expenses due GKF (The GKF Monthly Reimbursements) shall be computed as a percentage of GKF's equipment acquisition cost (Equipment cost, sales tax and customs and duty) to the total project cost (GKF's equipment cost plus Yale's cost to prepare the Site and install the Equipment in accordance with paragraph 5 plus Yale's cost to obtain the CON and any other needed regulatory approval for the Gamma Knife) plus Yale's pre-opening marketing costs, after Elekta's Fifty Thousand and 00/100 ($50,000.00) Dollar marketing contribution to this project (refer to Section 8.5 of “Exhibit A”). The GKF Monthly Reimbursement shall be due and payable by Yale fifteen (15) days after GKF submits to Yale its statement setting forth its portion of Direct Operating Expenses for such month.

On or before the First Procedure Date, the parties shall execute a preliminary amendment to this paragraph 7 setting forth GKF's equipment cost, Yale's cost to install the Equipment and Yale's cost to obtain the CON for the Gamma Knife and Yale's pre-opening marketing costs. Each party shall first provide to the other documentary proofs of expenditure to justify the amounts claimed for such costs. A final cost accounting of these aforementioned costs shall be completed and documented in a final amendment to this paragraph 7 no later than six months after the First Procedure Date.

The technical fees to be billed for Gamma Knife procedures performed from time to time during the term of this Agreement shall be an amount which is economically justifiable based upon each party's Direct Operating Expenses (as described hereinabove), the total project costs (as described hereinabove) together with a return thereon, utilization of the Equipment and payments made by third party payers to Yale from time to time for Gamma Knife procedures. Yale shall consult with GKF from time to time regarding the amount of the technical foes to be billed by Yale for Gamma Knife procedures and any revisions thereto; however, subject to compliance with the standard described in the preceding sentence, Yale shall not be required to obtain the consent of GKF to set or revise the amount of the technical fees.

With respect to any period for which net technical component revenues associated with Gamma Knife treatment are equal to or less than Direct Operating Expenses associated with providing Gamma Knife treatment, GKF shall be entitled to no reimbursement other than for Direct Operating Expenses incurred by GKF, to the extent available. Further, the excess of Direct Operating Expenses over net technical component revenues for any such period shall be paid when incurred by Yale to the extent of the Yale Percentage, as hereinafter defined in paragraph 11 and by GKF to the extent of the GKF Percentage as hereinafter defined in paragraph t 1.

Throughout the initial Term and any successive terms, and thereafter until final settlement of all amounts owed to or claimed by either party under this Agreement, each party shall have the right to inspect, audit and copy the other party's books and records which relate to the accounting for and calculation of revenues from the provision of Gamma Knife procedures, Direct Operating Expenses, project cost, Yale's cost to install the Equipment and Yale's cost to obtain the CON for the Gamma Knife and GKF's equipment acquisition cost.

8.          Use of the Equipment. The Equipment may be used by Yale only at the Site and shall not be removed therefrom. Yale shall not assign or sublease the Equipment or its rights hereunder without the prior written consent of GKF, which consent shall not be unreasonably withheld. No permitted assignment or sublease shall relieve Yale of any of its obligations hereunder. Yale shall not use nor permit the Equipment to be used in any manner nor for any purpose for which the Equipment is not designed or reasonably suitable. Yale shall not permit any liens whether voluntary or involuntary, to attach to the Equipment, without the prior written consent of GKF. Yale shall have no interest in the Equipment other than the rights acquired as a lessee hereunder and the Equipment shall remain the property of GKF regardless of the manner in which it may be installed or attached at the Site. Yale shall at GKF's request, affix to the Equipment tags, decals, or plates furnished by GKF, indicating GKF's ownership of the Equipment.

9.          Additional Covenants of Yale. In addition to the other covenants made by Yale, Yale shall, at its own cost and expense:

(a)	Provide properly trained professional, technical and support personnel and supplies required for the proper performance of medical procedures utilizing the Equipment.

(b)	Monitor all patients' condition and treatment.

(c)	Fully comply with all of its obligations under the LGK Agreement.

(d)	To the extent any loss realized by GKF is not fully covered by insurance, indemnify GKF as herein provided:

(i)	Yale shall indemnify, hold harmless and/or reimburse GKF on a prompt basis for any and all damage to the Equipment, reasonable wear and tear excepted (including any dan1age relating to or arising out of violations by Yale, its agents, officers, physicians, employees, successors and assigns of the Services Agreement described in paragraph 16 hereof), together with reasonable attorney fees incurred by GKF to establish or enforce its right to indemnity hereunder, to the extent the damage (or a portion thereof) is caused by the negligent or wrongful acts or omissions of Yale, its agents, officers, directors, physicians, employees, successors or assigns. Yale shall not be obligated to indemnify GKF hereunder to the extent the damage (or a portion thereof) is caused by the negligent or wrongful acts or omissions of GKF or its agents, officers, directors, employees, successors or assigns. In the event the Equipment is destroyed or rendered unusable, this indemnification shall extend up to the full replacement value of the Equipment at the time of its destruction less salvage value, if any.

(ii)	Yale shall indemnify, hold harmless and/or reimburse GKF for any loss, claim, liability or damage (collectively “damages”) which GKF may suffer or incur, and for reasonable attorneys fees incurred by GKF to defend itself against such damages or to establish or enforce its rights to indemnity hereunder with respect to the events or occurrences described in Section 7.3 of the LGK Agreement to the same extent that Yale agrees to indemnify Elekta thereunder. Notwithstanding the foregoing in no event shall liability of Yale hereunder cause or result in a recovery in favor of GKF which is duplicative of any damages paid directly to Elekta.

(iii)	Yale shall indemnify, hold harmless and/or reimburse GKF for any damages (as defined in sub-part (ii) above) and for reasonable attorneys fees incurred by GKF to defend itself against such damages or to establish or enforce its right to indemnity hereunder which GKF may suffer or incur as a result of Yale's breach of the LGK Agreement. Notwithstanding the foregoing in no event shall liability of Yale hereunder cause or result in a recovery in favor of GKF which is duplicative of any damages paid directly to Elekta.

(e)	Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.) and marketing support.

10.         Additional Covenants, Representations and Warranties of GKF. In addition to the other covenants, representations and warranties, made by GKF in this Agreement:

(a)	GKF represents and warrants that GKF has full power and authority to enter into this Agreement, and that this Agreement does not and will not violate any agreement, contract or instrument binding upon GKF.

(b)	GKF represents and warrants to Yale that, upon delivery of the Equipment to Yale, GKF shall use its best faith efforts to require that Elekta places the Equipment in service, as soon as possible, consistent with all reasonable safety precautions, in accordance with the manufacturer's specifications, guidelines and field modification instructions.

(c)	GKF represents and warrants that throughout the term of this Agreement, Yale shall peaceably enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF in this Agreement or granted to Elekta under the LGK Agreement or under Elekta's Purchase Agreement with GKF, a full and complete copy of which has been provided to Yale and incorporated as an exhibit to the LGK Agreement.

(d)	During the entire term of this Agreement and subsequent extensions thereof: GKF shall maintain at its sole cost the Equipment to Elekta's specifications and shall maintain in full force and effect: (1) the Service Agreement referenced in paragraph 16 hereof and (2) any other service or other agreements required to fulfill GKF's obligations to Yale pursuant to this paragraph 10(d). Unless Yale elects in its sole discretion to pursue any warranty claim directly against Elekta, GKF represents and warrants that during the entire term of this agreement and any subsequent extensions hereof, that it will fully pursue any and all remedies it may have against Elekta under the Service Agreement to insure that the Equipment will be in conformity with Elekta's warranties so that it is free from defects in design, materials, and workmanship which result in noncompliance with the Equipment's specifications and/or Elekta's warranties to GKF. In no event, however, shall the warranty obligation of GKF to Yale with respect to the Equipment be greater or more extensive than Elekta’s warranty obligations to GKF with respect to the Equipment.

11.         Ownership / Title. Except as hereinafter provided, it is expressly understood that Yale shall acquire no right, title or interest in or to the Equipment, other than the right to quietly and peacefully possess and use the same in accordance with the terms of the Agreement. Upon termination of this Agreement (whether by expiration or early termination) Yale shall be granted a percentage ownership interest in the Equipment equal to the percentage that Yale's cost to install the Equipment at the Site, Yale's cost to obtain the CON for the Gamma Knife and Yale's preopening marketing costs is to the total project cost (the “Yale Percentage”). Upon termination of this Agreement, GKF shall be granted an ownership interest in those leasehold improvements at the Site which can be removed on termination of this Agreement without any damage to the Site equal to the percentage that GKF’s equipment cost is to the total project cost (the “GKF Percentage”). The total project cost for the purposes of this paragraph shall be equal to GKF's equipment cost (equipment acquisition cost, sales tax and customs and duty) plus Yale's cost to install the Equipment at the Site, its cost to obtain the CON for the Gamma Knife and Yale's pre-opening marketing costs. The grant of an ownership interest to Yale under this paragraph shall be subject to the condition that, at the termination of the Agreement, Yale must pay a percentage of the total cost to relocate the Equipment equal to the Yale percentage. Yale's ownership interest in the Equipment shall be subject to a security interest in the Equipment of any and all entities that provide financing to GKF with respect to the Equipment.

The Equipment may be subject to a security interest in favor of Elekta to secure the purchase price for the Equipment due to Elekta. Upon payment of the full purchase price to Elekta and release of its security interest, GKF may in its sole discretion finance the Equipment. Financing may be in the form of an installment loan or a capitalized lease or other commercially available debt instrument. Should GKF finance the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral against the loan. Should GKF finance the Equipment through a capitalized lease title shall vest with the lessor until GKF exercises its buy-out option. Yale's interest shall be subject to the interests of Elekta and thereafter any financing entity. GKF, as a condition of this Agreement, shall provide to Yale complete copies of all financing documents prior to execution and shall cause Elekta and any subsequent financing entity to notify Yale within ten (10) business days of any payment defaults on the loan/lease agreement for the Equipment installed at the Yale Site (Payment Default). In the event of a Payment Default by GKF, GKF's Monthly Reimbursement shall not be paid to GKF until the Payment Default is cured. Unless Yale exercises its right of assumption of the GKF financing as hereinafter provided, Yale shall pay all withheld Monthly Reimbursement payments to GKF forthwith upon receiving written notice from the secured party that Payment Default has been cured by GKF. In the event a Payment Default remains uncured by GKF for a period of thirty (30) days after written notice thereof is received by Yale, Yale in its sole discretion, may cure the Payment Default by paying the amount owing to the holder of any security interest in the Equipment (“Secured Party”), and assuming and agreeing to be bound by all terms and covenants of the financing: provided that (i) in the event GKF's financing covers Leksell Gamma Knife units other than the Equipment that is the subject of this Agreement, the financing assumed by Yale shall be limited to the portion thereof that relates to the Equipment; (ii) the amount of the financing assumed by Yale shall not exceed the amount of the original purchase price of the Equipment as set forth in Elekta's Purchase Agreement with GKF (exclusive of any interest, late fees or other costs or charges that may have been imposed by the Secured Party and added to the outstanding principal balance thereunder); (iii) such financing assumed by Yale shall not be cross-defaulted with any other collateral security other than the Equipment, this Agreement or any property or other interests related thereto; and (iv) Yale shall give written notice to GKF and the Secured Party upon the exercise of its election to satisfy the Payment Default and assume the financing. The Secured Party must enter into an estoppel and subordination agreement with Yale at or prior to the time GKF enters into any financing of the Equipment (other than with respect to Elekta which shall enter into such estoppel and subordination agreement with Yale within sixty (60) days following the execution of this Agreement by the parties) wherein the Secured Party's rights in the Equipment shall be fully subordinate and subject to the rights of Yale to cure any such default and assume GKF's obligations under the financing as set forth above (subject to the reasonable approval by the Secured Party of Yale's financial status); provided that, in the event Yale does not elect to cure such default and assume and agree to be bound by all terms and covenants of such financing within thirty (30) days after notice of a Payment Default is received by Yale as set forth above, the Secured Party shall thereupon be entitled to exercise all of its 1ights as a secured party pursuant to the terms and provisions of its financing documents. In the event Yale exercises its right of assumption upon default by GKF, all rights of redemption in and to the Equipment shall thereafter vest solely in Yale, and GKF shall have no further right to any payments under paragraph 7 hereof. Further, in the event of default by GK.F and the exercise by Yale of its right of assumption of the GKF financing as hereinabove provided, GKF shall have waived all right, title and interest in and to the GKF Percentage and to any and all equity it may have previously had in and to the Equipment, and Yale shall have no obligation to resell the Equipment or take any action to preserve or protect such equity in the Equipment as GKF may have. The exercise by Yale of any rights or remedies it may have hereunder shall be deemed to be commercially reasonable.

11.1.          Right of First Refusal. If, at any time or from time to time during the terms of this Agreement, Yale desires to purchase, lease or otherwise acquire one or more additional Leksell Gamma Knife units for use or operation within the State of Connecticut, Yale shall provide to GKF no less than sixty (60) days prior written notice of its intended purchase, lease or acquisition (the “Option Notice”). In the event Yale's desire is to lease any such Leksell Gamma Knife, for sixty (60) days following GKF's receipt of the Option Notice, GKF shall have the exclusive option and right to purchase, lease or acquire such Leksell Gamma Knife and to lease such Leksell Gamma Knife to Yale on the same terms and conditions as are set forth in this Agreement. In the event Yale's desire is to acquire any such Leksell Gamma Knife other than by lease, for sixty (60) days following GK.F's receipt of the Option Notice, GKF shall have the exclusive option and right to so acquire such Leksell Gamma Knife jointly with Yale. Exercise of the foregoing option by GKF shall be accomplished by giving written notice of exercise (the “Exercise Notice”) to Yale dated on or before the expiration of sixty (60) days following receipt of the Option Notice by GKF. Within ninety (90) days following receipt of the Exercise Notice by Yale, (i) with respect to the lease of such Leksell Gamma Knife by Yale, GKF and Yale shall enter into a lease agreement on the same terms and conditions as are set forth in this Agreement, or (ii) with respect to the acquisition of such Leksell Gamma Knife other than by lease, GKF and Yale shall enter into such other agreement pertaining to such acquisition on terms and conditions as shall be mutually agreed upon between GKF and Yale, provided that in the event the parties are unable to agree upon the terms and conditions of such other agreement within such 90-day period, the pa1iies shall submit the matter to arbitration as set forth in Section 29(e) below. In the event GKF fails to exercise its option within such sixty (60) day period, Yale may purchase, lease or acquire such Leksell Gamma Knife independent of GKF, provided that such purchase, lease or acquisition shall be limited only to the Leksell Gamma Knife unit referenced in the Option Notice. The parties agree that a violation of the terms of this Section 11.1 may be enforced by way of an action for preliminary and permanent injunctive relief since monetary damages may be difficult to ascertain.

12.         Cost of Use of the Equipment. Except as is otherwise provided herein and subject to Yale's 1ight to charge Direct Operating Expenses against technical component revenues under paragraph 7 above, Yale shall bear the entire cost of the operation of the Equipment during the Term of this Agreement. This shall include, but not be limited to, providing trained professionals, technical and support personnel and supplies to properly operate the Equipment. Yale shall be fully responsible and liable for all acts and/or omissions of such professional, technical and support personnel.

13.         Taxes. GKF shall pay any personal property taxes levied against the Equipment and any other taxes or governmental fees or assessments, however denoted, including sales and use tax, whether of the federal government, any state government or any local government, levied or based on this Agreement or the use of the Equipment except for those taxes, if any, pertaining to the gross income or gross receipts of Yale.

14.         Maintenance and Inspections. GKF agrees to exercise due and proper care in the maintenance of the Equipment and to keep the Equipment in a good state of repair consistent with Elekta's specifications and the intended use of the Equipment, reasonable wear and tear excepted. Yale shall be liable to GK.F for all damage to the Equipment caused by the misuse, negligence, improper use or other intentional or negligent acts or omissions of Yale's employees, officers, agents and physicians (not employed by GKF or Elekta).

GKF (and Elekta) shall have the right of access to the Equipment for the purpose of inspecting same at all reasonable times and upon reasonable notice and with a minimum of interference to Yale's operations. In the event the Equipment is improperly used by Yale or its employees, agents, officers and physicians, GKF may service or repair the same as needed and such expense shall be paid by Yale, unless the repair is covered by the Service Agreement described in paragraph 16 hereof.

15.         Equipment Modifications / Additions / Upgrades. The parties agree that the necessity and financial responsibility for modifications / additions / upgrades to the Equipment, including the reloading for the Cobalt-60 source, shall be discussed and mutually decided by GKF and Yale. If GKF and Yale agree to reload the Cobalt-60 source (in approximately Year 8 of the initial Term), GKF and Yale shall share in the expenses of this Cobalt-60 reload in the same proportions as they share in revenues and expenses as calculated under paragraph 7. If a reloading of the Equipment occurs, the original term shall be extended by eight (8) years less the number of years remaining in the original term.

16.          Service Agreement. GKF warrants that it shall simultaneously with the execution of this Agreement enter into and be solely responsible for the costs of a Service Agreement with Elekta (the “Service Agreement”), a copy of which is annexed to Elekta's Purchase Agreement with GKF as “Exhibit F11 GKF shall obtain from Elekta the right to assign GKF's rights under the Service Agreement to Yale, which assignment shall be made upon Yale's written request for the same. In no event shall such assignment relieve GKF from its obligation to pay all costs associated with the Service Agreement.

17.         Termination. The Agreement may be terminated after the initial eighteen (18) month period of service, and after each subsequent twelve (12) month period of service, upon mutual agreement by the parties.

18.         Options to Extend Agreement.

(a)          Yale shall have the option at the end of the ten (10) year initial Term to:

(1)         Extend the term of the lease under this Agreement for

an additional term of five (5) years under the same terms and conditions as are set forth herein.

(2)         Terminate this Agreement. If Yale terminates this Agreement at the end of the initial Tem1, GKF shall remove the Gamma Knife within an agreed upon period of time after the expiration of the (10) year initial Term.

Yale shall exercise one (1) of the two (2) options referred to above, by mailing an irrevocable written notice thereof to GKF at Four Embarcadero Center, Suite 3620, San Francisco, California 94111, by certified mail, postmarked on or before the end of the ninth (9th) year of the initial Term of this Agreement. Any such notice shall be sufficient if it states in substance that Yale elects to exercise its option and states which of the two (2) options referred to above Yale is exercising.

19.         No Warranties by GKF. As of the First Procedure Date, Yale shall have thoroughly inspected the Equipment. Provided that all manufacturer's warranties are assigned to Yale with the written consent of Elekta and without waiving any rights Yale has under this Agreement to require GKF to provide a Service Agreement to service and maintain the Equipment, Yale agrees to look solely to the manufacturer (Elekta) or to suppliers of the Equipment (and its software) for any and all warranty claims. Any and all warranties made by Elekta will be enforced by GKF in its good faith best efforts on behalf of Yale during the ten (10) year initial Term hereof.

GKF SUPPLIES THE EQUIPMENT “AS IS” AND NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE EQUIPMENTS MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR THE LIKE.

GKF shall not be liable for any direct, indirect or consequential losses or damages resulting from operation or use of the Equipment by Yale.

20.         Events of Default by Yale and Remedies. The occurrence of any one of the following shall constitute an Event of Default hereunder:

(a)	Yale fails to make payment required pursuant to Paragraph 7 when due and such default continues for a period of thirty (30) days after written notice thereof from GKF or its assignee is given to Yale.

(b)	Yale attempts to remove, sell, transfer, encumber, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

(c)	Yale shall fail to observe or perform any of the other obligations required to be observed or performed by Yale hereunder and such failure shall continue uncured for twenty (20) days after the expiration of a reasonable time necessary to cure such default has lapsed and written notice thereof has been received by Yale;

(d)	Yale ceases doing business, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

(e)	Within sixty (60) days after the commencement of any proceedings against Yale seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under m1y present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Yale's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

Upon the occurrence of an Event of Default, GKF may, at its option, do any or all of the following: (i) by notice to Yale, terminate this Agreement as to the Equipment in default, wherever situated, and for such purposes, enter upon the Site without liability for so doing or GKF may cause Yale and Yale hereby agrees to return the Equipment to GKF at Yale's sole cost and expense; (ii) recover from Yale, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to the present value of the unpaid estimated future lease payments by Yale to GKF through the end of the then current Agreement term less the reasonable salvage value of the Equipment discounted at the rate of nine percent (9%), which payment shall become immediately due and payable. Unpaid estimated future lease payments shall be based on the prior twelve (12) months' lease payments with an annual five percent (5%) increase; (iii) sell, dispose of, hold, use or lease the Equipment in default, as GKF in its sole discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF). In any event, Yale shall, without further demand, pay to GKF an amount equal to all sums due and payable for all periods up to and including the date on which GKF had declared this Agreement to be in default.

In the event that Yale shall have paid to GKF the liquidated damages referred to in (ii) above, GKF hereby agrees to pay to Yale promptly after receipt thereof, all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the initial Term (after deduction of all expenses incurred by GKF; said amount never to exceed the amount of the liquidated damages paid by Yale). Yale agrees that GKF shall have no obligation to sell the Equipment. Yale shall, in any event, remain fully liable for reasonable damages as provided by law for all costs and expenses incurred by GKF on account of such default, including but not limited to all court costs and reasonable attorney's fees.

21.         Events of Default by GKF and Remedies. The occurrence of any one of the following shall constitute an Event of Default hereunder:

(a)	GKF fails to enter into and maintain in force the Service Agreement as required under paragraph 16 hereof.

(b)	Elekta or any successor Secured Party declares GKF in default of any financing agreements entered into by GKF to finance the acquisition of the Equipment.

(c)	GKF fails to observe or perform any other obligation required to be observed or performed by GKF hereunder and such failure shall continue uncured for twenty days after the expiration of a reasonable time necessary to cure such default has lapsed and written notice thereof has been received by GKF.

(d)	GKF ceases doing business, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties , or it or its shareholders shall take any action looking to its dissolution or liquidation.

(e)	Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

Upon the occurrence of an Event of Default described in subparagraph (b) above, Yale's exclusive remedy shall be that described in paragraph 11 above. Upon the occurrence of any other Event of Default, Yale may, at its option, do any or all of the following: (i) by notice to GKF terminate this Agreement as to the Equipment and, in such event, GKF shall remove the Equipment at GKF's sole cost and expense or, in the absence of removal by GKF within a reasonable period of time after written request therefor, Yale may remove the Equipment with all due care and store the Equipment at GKF's sole cost and expense; and (ii) recover from GKF such reasonable damages as may be realized by Yale as a result of such breach or default. GKF shall also be liable for all costs and expenses incurred by Yale on account of any such default, including but not limited to all court costs and reasonable attorney's fees. Except as provided in the first sentence of this paragraph, the rights afforded Yale hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

22.	Insurance.

(a)          During the initial Term (and any successive terms) GK.F shall, at its own cost and expense, keep in effect an all risk and hazard insurance policy covering the Equipment. The all risk and hazard insurance policy shall be for an amount not less than the replacement cost of the Equipment. During the initial Term of this Agreement (and any successive terms), Yale shall, at its own cost and expense, keep in effect public liability and professional liability insurance policies concerning the operation of the Equipment by Yale. Said policies shall be in the amounts of not less than $1,000,000.00 per occurrence and $5,000,000.00 in aggregate per year. Yale and GKF, their successors and assigns, shall be named as additional insureds and/or loss payees on the insurance policies maintained hereunder by the other party. All policies shall provide for a waiver of the right of subrogation as to each additional insured. Evidence of such insurance coverages shall be furnished by both parities to the other party upon written request, by no later than the First Procedure Date.

(b)          If the Equipment is rendered unusable as a result of any physical damage to, or destruction of, the Equipment, Yale shall give to GKF immediate notice. GKF shall determine, within thirty (30) days after the date of occurrence of such damage or destruction, whether the Equipment can be repaired. In the event GK.F determines that the Equipment cannot be repaired, GKF, at its sole cost and expense (subject to Yale's obligations elsewhere in this Agreement) shall promptly replace the Equipment. This Agreement shall continue in full force and effect as though such damage or destrncti9n had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be promptly repaired.

23.         Notices. Any notices required under this Agreement shall be sent in writing and shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail to the following addresses:

To GKF:	Craig K. Tagawa, C.E.O.

Four Embarcadero Center, Suite 3620

San Francisco, CA 94111

To Yale:	Alvin Greenberg, M.D., Administrator

Yale New Haven Ambulatory Services Corporation 229 George Street

New Haven, CT 06510

or to such other addresses as either party may specify for the reception of notice from time to time in writing to the other party. Any such notice shall be effective only when actually received by the party to whom addressed.

24.         Integration / Supersedure. This Agreement contains the full and entire Agreement between the parties hereto, and no oral or written understanding is of any force or effect whatsoever unless expressly contained in a writing executed subsequent to the date of this Agreement.

25.         Waivers. To the extent that GKF fails or chooses not to pursue any of its remedies under this Agreement or pursuant to applicable law, such shall not prejudice GKF's rights to pursue any of those remedies at any future time and shall not constitute a waiver of GKF's rights.

26.         Assignments. This Agreement is binding upon and shall inure to the benefit of the permitted successors or assigns of the respective parties hereto, except that neither party may assign its rights or obligations under this agreement without the express written consent of the other (which consent shall not be unreasonably withheld).

27.         Amendments. This Agreement shall not be amended or altered in any manner unless such amendment or alteration is in a writing signed by both parties.

28.         Record Keeping Requirements. To the extent required by the regulations promulgated by the Health Care Financing Administration pursuant to Section 952 of the Omnibus Reconciliation Act of 1980, GKF shall:

(a)          Until the expiration of four (4) years following the furnishing of services pursuant to this Agreement, GKF agrees to make available upon written request of the Secretary of Health and Human Services or the U.S. Comptroller General or any of their duly authorized representatives, this Agreement, any books, documents and records necessary to verify the nature and extent of costs incurred by Yale by reason of the activities of GKF under this Agreement; and

(b)          If GKF elects to delegate any of its duties under this Agreement (which have a cost or value of Ten Thousand and 00/100 [$10,000.00] Dollars or more over a twelve (12) month period) to a related organization, GKF may do so only through a subcontractor which is consented to by Yale, it being understood that, inasmuch as Yale is entering into this Agreement in reliance on GKF’s reputation and expertise, that Yale shall be the sole judge of the reputation and expertise of the proposed delegatee, and only through a subcontractor which provides that, until the expiration of four (4) years following the furnishing of services under such subcontract, the related organization shall make available, on request of the Secretary of Health and Human Services or the U.S. Comptroller General or any of their authorized representatives, the subcontract, and books, documents and records of the nature and extent of costs incurred by Yale by reason of activities of such related organization under such subcontract. No delegation by GKF of its duties hereunder shall relief GKF from liability hereunder.

29.         Miscellaneous Provisions.

(a)          The invalidity or unenforceability of any portion or provision of this Agreement shall not effect the validity or enforceability of any other portion, nor shall either party's implied or express consent to the breach or waiver of any provision of this Agreement constitute a waiver of such provision as to any subsequent breach.

(b)          In the event of any claim or controversy arising hereunder, the prevailing party in such claim or controversy shall be entitled to a reasonable attorneys' fee in addition to whatever other relief said party would be otherwise entitled.

(c)          Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control including without limitation, fires, floods, earthquakes, snow, ice, disasters, Acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems.

(d)          Choice of Law. This Agreement shall be governed by, and construed, enforced and interpreted in accordance with the laws of the State of Connecticut and the laws of the United States of America applicable to transactions within the State of Connecticut.

(e)          Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration to be conducted in Atlanta, Georgia in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and Judgment upon the award rendered by the arbitrators may be entered in any Court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

YALE – NEW HAVEN AMBULATORY SERVICES CORPORATION	GK FINANCING, LLC
BY: /s/ Bart Price	BY: /s/ Craig K. Tagawa
CRAIG K. TAGAWA
Its: President	Chief Executive Officer